EXHIBIT 2.5

AMENDMENT AGREEMENT TO THE SHARE SALE AND TRANSFER AGREEMENT OF 16 JUNE 2017
between
Prof. Dr. Winfried Stöcker with his address at Am Sonnenberg 9, 23627 Groß Grönau ("Prof. Dr. Stöcker") and Stöcker Vermögensverwaltungsgesellschaft mbH & Co. KG with its address at Am Sonnenberg 9, 23627 Groß Grönau, a limited partnership registered in the commercial register of the Local Court (Amtsgericht) of Lübeck under HRA 5340 HL ("Stöcker KG" and, collectively with Prof. Dr. Stöcker, "Seller")
and
PerkinElmer, Inc. with its address at 940 Winter Street, Waltham, Massachusetts 02451, a corporation registered in the Commonwealth of Massachusetts, USA ("Purchaser")
and
PerkinElmer Germany Diagnostics GmbH, a German limited liability company registered in the commercial register of the Local Court of Munich under HRB 233266 ("Assignee")
Seller, Purchaser and Assignee are collectively referred to as "Parties" and each as "Party". This amendment agreement is referred to as "Amendment".

1.	PREAMBLE

(A)
Seller and Purchaser entered into a share sale and transfer agreement pertaining to the shares in EUROIMMUN Medizinische Labordiagnostika AG with its registered business address at Seekamp 31, 23560 Lübeck, Germany, a German stock corporation registered in the commercial register of the Local Court of Lübeck under HRB 2330 HL ("Company") on 16 June 2017 ("SPA").

(B)	The Parties intend to assign the SPA from the Purchaser to the Assignee.

(C)	The Parties further intend to change Sections 5.2 and 8.1 of the SPA and to insert a new Section 5.4 into the SPA.

2.	DEFINITIONS
Defined terms not otherwise defined herein shall have the meaning ascribed to them in the SPA.

3.	ASSIGNMENT OF THE SPA

3.1
The Purchaser herewith assigns the SPA as well as its rights, obligations and liabilities under the SPA to the Assignee pursuant to Section 11.4 of the SPA. The Seller herewith consents to such assignment.

3.2	The Assignee herewith replaces the Purchaser as party to the SPA with retroactive effect.

3.3
For clarity, it shall be deemed as if the Assignee had been party to the SPA from the signing of the SPA instead of the Purchaser, and it shall be deemed as if the Purchaser had never been party to the SPA.

3.4	For further clarity, all references in the SPA to the "Purchaser" shall mean the Assignee.

4.	PLACE OF CLOSING
The Parties agree that the consummation of the Transaction shall take place at the offices of the Company at Werkstraße 2-22, 23942 Dassow, Germany.

5.	AMENDMENT OF THE SPA

5.1	Section 5.2 of the SPA shall be replaced by the following provisions:

"5.2
On the Scheduled Closing Date, the Parties shall initiate and thereafter complete the following actions or, with regard to Sections 5.2(f), 5.2(g), 5.2(k) and 5.2(l), fulfill the conditions precedent (aufschiebende Bedingungen) (collectively "Closing Events") in the following order:

(a)
If this has not already occurred, the Parties and HSBC Bank PLC ("Escrow Agent") shall execute an escrow agreement establishing an escrow account for the Purchase Price ("Escrow Account") substantially in the form of Annex 5.2(a).

(b)	If this has not already occurred, the Purchaser shall pay the Purchase Price into the Escrow Account.

(c)
The Parties shall instruct the Escrow Agent to make the payments set out in Annex 6.3 (in the aggregate "Third Party Amount") to all holders of liens and other encumbrances on the Seller Shares as set forth on Annex 6.3 to fully extinguish all liens and other encumbrances on any Seller Shares.

(d)
The Seller shall hand over to the Purchaser original copies of the confirmations copies of which are attached as Annex 5.2(d) from all holders of liens and other encumbrances on the Seller Shares that, subject to the payment of the appropriate portion of the Third Party Amount, such liens and other encumbrances have been fully extinguished.

(e)
The Parties shall instruct the Escrow Agent to pay (i) the portion of the Purchase Price which is the consideration for the Seller Shares minus EUR 100,000,000 (one hundred million Euros) ("Escrow Amount") and minus the Third Party Amount to the Seller and (ii) the portion of the Purchase Price which is the consideration for the Option Shares to Prof. Dr. Stöcker, both as set forth on Annex 5.2(e).

(f)
Subject to the condition precedent (unter der aufschiebenden Bedingung) of the payments set forth in Section 5.2(c) and Section 5.2(e)(i), the Seller herewith sells the Seller Shares to the Purchaser including all ancillary rights (Nebenrechte) appertaining thereto, including the right to the profits (Gewinnbezugsrecht) for the current financial year of the Company as well as to profits for previous financial years of the Company which have not yet been distributed to the shareholders of the Company as of the Signing Date, provided that the Company may make a dividend distribution to its shareholders for the financial year 2016 up to an amount of approximately EUR 4,000,000 (four million Euros) ("2016 Dividend Distribution"), and the Purchaser herewith accepts such sale.

(g)
Subject to the condition precedent (unter der aufschiebenden Bedingung) of the payments set forth in Section 5.2(c) and Section 5.2(e)(i), the Seller herewith transfers (überträgt) the Seller Shares (including all ancillary rights (Nebenrechte) as described in Section 5.2(f)) to the Purchaser, and the Purchaser herewith accepts such transfer.

(h)	Prof. Dr. Stöcker shall procure that the Purchaser is recorded as the new owner of the Seller Shares in the share register of the Company.

(i)
After the Closing Events set out in Sections 5.2(c) and 5.2(e) have occurred and the sale and transfer of the Seller Shares to the Purchaser have become effective according to Sections 5.2(f) and 5.2(g)), Prof. Dr. Stöcker shall (i) exercise the options under all Option Agreements entered into by Prof. Dr. Stöcker by sending to the shareholders of the Company which have signed Option Agreements ("Option Shareholders") exercise declarations substantially in the form of Annex 5.2(i) and thereby transfer all Option Shares from the Option Shareholders to himself and (ii) initiate the payment of the purchase prices owed by him to the Option Shareholders under the Option Agreements to the Option Shareholders.

(j)	Prof. Dr. Stöcker shall procure that he is recorded as the new owner of the Option Shares in the share register of the Company.

(k)
With respect to each Option Share subject to the conditions precedent (unter der aufschiebenden Bedingung) of (i) the payments set forth in Section 5.2(e) and (ii) the exercise of the option under the respective Option Agreement by Prof. Dr. Stöcker for such Option Share as set out in Section 5.2(i), Prof. Dr. Stöcker herewith sells the Option Shares to the Purchaser including all ancillary rights (Nebenrechte) appertaining thereto, including the right to the profits (Gewinnbezugsrecht) for the current financial year of the Company as well as to profits for previous financial years of the Company which have not yet been distributed to the shareholders of the Company as of the Signing Date, provided that the Company may make the 2016 Dividend Distribution to its shareholders, and the Purchaser herewith accepts such sale.

(l)
With respect to each Option Share subject to the conditions precedent (unter der aufschiebenden Bedingung) of (i) the payments set forth in Section 5.2(e) and (ii) the exercise of the option under the respective Option Agreement by Prof. Dr. Stöcker for such Option Share as set out in Section 5.2(i), Prof. Dr. Stöcker herewith transfers (überträgt) the Option Shares (including all ancillary rights (Nebenrechte) as described in Section 5.2(k)) to the Purchaser, and the Purchaser herewith accepts such transfer.

(m)	Prof. Dr. Stöcker shall procure that the Purchaser is recorded as the new owner of the Option Shares in the share register of the Company.

(n)
The Parties are of the opinion that the sale and transfer of the Salable Shares to the Purchaser contemplated by this Agreement does not trigger value added tax. The Seller undertakes not to opt to treat the sale and transfer of the Salable Shares as being subject to value added tax."

5.2	A new Section 5.4 shall be added to the SPA which reads as follows:

"5.4
After the Closing, the Seller shall use its best efforts to obtain a confirmation by email or regular mail from each Option Shareholder that such Option Shareholder has received the purchase price for his Option Shares and the exercise declaration and approves content of the exercise declaration."

5.3
The third sentence of Section 8.1 of the SPA shall be replaced by the following sentence: "In addition, subject to the condition precedent (unter der aufschiebenden Bedingung) of the payment of the portion of the Purchase Price which is the consideration for the Option Shares to Prof. Dr. Stöcker as set forth on Annex 5.2(e), the Seller herewith assigns to the Purchaser all warranty claims under the Option Agreements."

6.	ANNEXES TO THE SPA

6.1	The Annexes mentioned in Section 5 of this Amendment shall be the following documents:
(a)    Annex 5.2(a) is identical to the document attached as Annex 5.2(a) to this Amendment.
(b)    Annex 6.3 is identical to the document attached as Annex 6.3 to this Amendment.
(c)    Annex 5.2(d) is identical to the document attached as Annex 5.2(d) to this Amendment.
(d)    Annex 5.2(e) is identical to the document attached as Annex 5.2(e) to this Amendment.
(e)    Annex 5.2(i) is identical to the document attached as Annex 5.2(i) to this Amendment.

6.2	Annex 5.3 to the SPA (form of Closing Memorandum) shall be replaced by Annex 5.3 to this Amendment.

7.	OTHER PROVISIONS OF THE SPA
As far as the SPA is not amended pursuant to Sections 3, 5 and 6 of this Amendment, the SPA shall not be affected by this Amendment and is herewith restated.

8.	MISCELLANEOUS

8.1
Should individual terms of this Amendment be or become invalid or unenforceable or should this Amendment contain gaps, this shall not affect the validity of the remaining terms of this Amendment. In place of the invalid, unenforceable or missing term, such valid term which the Parties would reasonably have agreed, had they been aware at the conclusion of this Amendment that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed.

8.2
This Amendment shall be governed by the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) without regard to the conflicts of laws provisions thereof.

8.3
All disputes under or in connection with this Amendment or its validity shall be finally settled according to the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the abovementioned arbitration rules. The language of the arbitral proceedings shall be English. The place of arbitration shall be Hamburg, Germany.

8.4
All Annexes to this Amendment form an integral part of this Amendment and any amendment or supplementation of this Amendment, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

8.5	Each Party shall bear the costs and fees of its own advisors, in particular the costs and fees of its legal advisors in connection with this Amendment.
[Signature page to follow]

Dassow, 19 December 2017
Place and date

PERKINELMER, INC.

By: /s/ Andrea Thun
Andreas Thun on the basis of a power of attorney

Dassow, 19 December 2017
Place and date

PERKINELMER GERMANY DIAGNOSTICS GMBH

By: /s/ Dr. Lutz Augerer
Dr. Lutz Angerer on the basis of a power of attorney

Gross Grönau, 19 December 2017
Place and date

STÖCKER VERMÖGENSVERWALTUNGSGESELLSCHAFT MBH & CO. KG,
represented by its general partner W S Verwaltungsgesellschaft mbH, represented by its managing director

By: /s/ Prof. Dr. Winfried Stöcker
Prof. Dr. Winfried Stöcker

Gross Grönau, 19 December 2017
Place and date

PROF. DR. WINFRIED STÖCKER

By: /s/ Prof. Dr. Winfried Stöcker
Prof. Dr. Winfried Stöcker